Exhibit B

VOTING PROXY AGREEMENT

This Voting Proxy Agreement (this “Agreement”) is entered into on 12th February, 2017 (the “Execution Date”) in Beijing, by and between:

1.                                      Kingsoft Corporation Limited, a company organized under the Laws of Cayman Islands (the “Company”), whose registered office is situated at Clifton House, 75 Fort Street, P.O. Box 1350 GT, George Town, Grand Cayman KY1-1108, Cayman Islands;

2.                                      Fu Sheng (“Mr. Fu”), a citizen of People’s Republic of China and ID Card Number is        .

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

Whereas,

1.                                      Cheetah Mobile Inc. (“Cheetah”), a company organized under the Laws of Cayman Islands, whose American depositary shares have been listed on the New York Stock Exchange in the United States of America;

2.                                      As at the Execution Date, the Company holds 62.84% voting power in Cheetah;

3.                                      As at the Execution Date, Mr. Fu is the chief executive officer of Cheetah;

4.                                      To improve the Cheetah management efficiency, the Company agrees to revocably and conditionally delegate the voting rights (the relevant definition as follow) of the delegated shares in Cheetah to Mr. Fu, subject to certain conditions according this Agreement.

The Parties intending to be legally bound hereto hereby agree ad follow:

1.                                      Delegated Voting Rights.

1.1                               Upon the fulfillment of certain conditions precedent set forth in article 1.2, the Company hereby agrees to delegate the voting rights at general meetings of Cheetah attached to not more than 399,445,025 Class B ordinary shares of Cheetah ( the “Delegated Shares”, which equivalent to approximately 28% of all outstanding shares including the Class A shares and the Class B shares as of the Execution Date, or to approximately 25% of all outstanding shares including Class A shares and Class B shares at the basic of providing that all shares reserved under the ESOP in Cheetah have been issued) to Mr. Fu (the “Proposed Delegation”) , as the consideration of Mr. Fu undertakes the duty of diligence as set forth in article 1.2 hereinafter.

1.2                               The Proposed Delegation becomes effective subject to the fulfilment of the following conditions precedent: (1) The Proposed Delegation is compliance in all respects with all applicable Laws and the listing rules of the region and country where the Company and Cheetah listed; (2) Mr. Fu will not participate or have any direct investment in any business which may complete with the principle business of Cheetah and the Company; and (3) Mr. Fu will use his best endeavor to procure that the core management team of Cheetah and/or its subsidiaries will remain stable ((2) and (3) above, collectively as “Undertakings”).

1.3                               The Proposed Delegation is delegated to Mr. Fu only. Mr. Fu shall not delegate to any third party to exercise the Proposed Delegation as set forth in Clause 1.1 in any circumstance.

1.4                               In the event that Mr. Fu becomes in breach of the Undertakings as set forth in Clause 1.2, the Company shall give Mr. Fu a prior writing notice within 10 business days after the occurrence of such breach to request for cease of breach. this Agreement. If Mr. Fu fails to rectify within such 10 business days after receiving the foregoing notice, the Company shall have the rights to revoke the Proposed Delegation by way of a written notice and terminate this Agreement as such.

1.5                               For the avoidance of doubt, the Proposed Delegation in Clause 1.1 shall not restrict the Company from exercising the remaining voting right at the general meetings of Cheetah. The Company has the right to exercise the remaining voting rights, at its absolute discretion.

2.                                      Board Composition.

As of the Execution Date, the board of Cheetah consists of one director from Cheetah’s management, four directors designated by the Company, two directors designated by Tencent Holdings Limited and two independent directors. To improve Cheetah’s management and operation efficiency, the Parties agreed as follow:

2.1                               The new board composition of Cheetah shall consist of three directors from Cheetah’s management, one director designated by the Company, one director designated by Tencent Holdings Limited and six independent directors.

2.2                               The independent directors shall be nominated by Mr. Fu and appointed after the consultation between the Parties.

3.                                      Representations and Warranties.

3.1                               The Company has the power to enter into this Agreement and perform the obligations and exercise the rights under this Agreement; Mr. Fu warrants that he is a natural person with full civil capacity, who has the capacity to enter into and perform this Agreement.

3.2                               This Agreement is valid and binding on the Parties, and is enforceable against the Parties in accordance with the terms hereunder.

3.3                               This Agreement is entered into by the Parties based on equality and free will without fraud, duress, taking advantages of the other Party’s hardship or any other situations which against the Parties’ true wishes. The terms and conditions of this Agreement fully reflect the genuine intention of the Parties hereto.

3.4                               In the event the Company propose to dispose of its shares in Cheetah, the Company agrees that it shall dispose of its other shares in Cheetah that are not the Delegated Shares first. For the avoidance of doubt, except for the agreement in this Clause 3.4, this Agreement shall not restrict the Company from further disposing of all or part of the Delegated Shares. If any of the Delegated Shares is disposed by the Company, the actual voting power delegated to Mr. Fu under Clause 1.1 in this Agreement shall decrease accordingly.

4.                                      Validity and Termination.

4.1                               This Agreement will become effective subject to the fulfilment of the following conditions:

(i)            This Agreement shall be entered into by the Parties;

(ii)           The parties have completed all the requirements and procedures with respect to all the disclosure, approvals, registrations and filings in relation to this Agreement as required by the laws, regulations and the respective applicable listing rules; and

(iii)          Mr. Fu shall ensure that the investment agreement be entered into by and among Cheetah, Mr. Fu and the other relevant parties in relation to Cheetah’s investment to the robotics business that Mr. Fu has interest in.

4.2                               This Agreement may be terminated:

(i)            pursuant to the terms as set forth in Clause 1.4; or

(ii)           by mutual written consent between the Parties; or

(iii)                after disposition of all the Delegated Shares by the Company.

5.                                      Confidentiality.

5.1                               The terms and conditions of this Agreement, including its existence, shall be considered confidential, and shall not be disclosed to third party without the prior written consent of the other Party; provided, however, a Party may disclose pursuant to the requirements of relevant laws, regulations, rules and the Hong Kong listing rules, or to disclose to its advisors who have a need to know.

6.                                      Miscellaneous.

6.1                               This Agreement shall be governed by and be interpreted pursuant to the laws of Cayman Island.

6.2                               Any dispute or claim arising out of or in relation to this Agreement (no matter it is tortious, contractual, statutory or in another nature, including any issues in relation to the existence, effectiveness, interpretation, violation or termination of this Agreement) (the “Dispute”) shall be submitted to and finally settled by arbitration at the Hong Kong International Arbitration Center (“HKIAC”) in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect as of the Execution Date (the “Rules”). The Rules shall be deemed to be incorporated by reference into this section and may be amended by the rest part of this section. The arbitration tribunal shall be HKIAC in Hong Kong, and the arbitration procedures shall be governed by laws of Hong Kong.

6.3                               If any term of this Agreement becomes illegal, invalid or unenforceable, the other terms hereunder shall not be affected.  The Parties shall immediately negotiate in good faith to replace such illegal, invalid or unenforceable term with another provision to the satisfaction of the Parties.

6.4                               Any amendment to the this Agreement shall be negotiated and made by written supplemental agreement in Chinese signed by the Parties.

6.5                               This Agreement is executed in two (2) originals, and one for each Party.  Each original shall have the same effect.

(signature page follows)

Kingsoft Corporation Limited

/s/ Jun Lei
Authorized representative: Jun Lei
Title: Chairman

/s/ Sheng Fu
Sheng Fu

(Signature page to Kingsoft Voting Proxy Agreement)